EXHIBIT 3.1

GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

ARTICLES SUPPLEMENTARY

Griffin-American Healthcare REIT IV, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 6.2 of Article VI of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 100,000,000 authorized but unissued shares of Class T Common Stock, $0.01 par value per share, of the Corporation (the “Class T Common Stock”) as shares of Class I Common Stock, $0.01 par value per share, of the Corporation (the “Class I Common Stock”), with the following preferences, rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption, which, upon any restatement of the Charter, shall become part of Article VI of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Class T Common Stock and Class I Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 900,000,000 and 100,000,000, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

Class I Common Stock

(1)    Designation and Number. A class of Common Shares, designated the Class I Common Stock, $0.01 par value per share (the “Class I Common Stock”), is hereby established. The number of authorized shares of Class I Common Stock shall be 100,000,000.

(2)    Definitions. As used herein, the following term shall have the following meanings unless the context otherwise requires:

Net Asset Value Per Share of Class I Common Stock. The term “Net Asset Value Per Share of Class I Common Stock” shall mean the net asset value of the Corporation allocable to the Class I Common Stock, calculated as described in the Corporation’s most recent Prospectus for an offering of Class I Common Stock (or, if the Corporation is not then engaged in an offering of Class I Common Stock and the calculation methodology has been amended by the Board of Directors, then as described in the Corporation’s periodic filings with the Securities and Exchange Commission), divided by the number of outstanding shares of Class I Common Stock.

(3)    Rights Upon Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any Distribution of the assets of the Corporation, the holder of each share of Class I Common Stock shall be entitled to be paid, out of the assets of the

Corporation that are legally available for Distribution to the Stockholders, a liquidation payment equal to the Net Asset Value Per Share of Class I Common Stock.

(4)    Voting Rights. The shares of Class I Common Stock shall vote together with the shares of Class T Common Stock as a single class on all actions to be taken by the Stockholders; provided, however, that the holders of Class I Common Stock shall have exclusive voting rights on any amendment of the Charter (including the terms of the Class I Common Stock set forth herein) that would alter only the contract rights of the Class I Common Stock and no holders of any other class or series of Shares shall be entitled to vote thereon; and provided further that the holders of Class I Common Stock shall have no voting rights on any amendment of the Charter that would alter only the contract rights of any other class or series of Common Shares, including, without limitation, the Class T Common Stock.

SECOND: The Class I Common Stock has been reclassified by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FOURTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 25th day of May, 2016.

ATTEST:		GRIFFIN-AMERICAN HEALTHCARE REIT IV, INC.

/s/ Cora Lo	By:	/s/ Jeffrey T. Hanson	(SEAL)
Name: Cora Lo		Name: Jeffrey T. Hanson
Title: Secretary		Title: Chief Executive Officer